SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

US Wireless Online, Inc.

(Name of small business issuer in its charter)

Commission File No: 333-61424

Nevada (State or other jurisdiction of incorporation or organization)	82-0505220 (I.R.S. Employer I.D. No.)

500 West Jefferson Street, Suite 2350

Louisville, KY  40202

(Address of Principal Executive Offices)

Business Consulting Agreement

(Full title of the plan)

Rick E. Hughes, 500 West Jefferson Street, Suite 2350 Louisville, KY  40202

Name and address of agent for service

(502) 213-3700

Telephone number, including area code, of agent for service:

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per unit *	Proposed maximum aggregate offering price *	Amount of registration fee
Common Stock	2,000,000	$0.21	$420,000	$53.21

* Estimates of the proposed maximum offering price per unit and proposed maximum aggregate offering price are solely for calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, and are based on the average bid and asked price of the registrant's common stock as of October 4 04, 2004, a date within five business days prior to the date of filing of this registration statement.

Part I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

A copy of the Long-Term Stock Incentive Plan (the “Plan”) is attached hereto and incorporated herein by this reference.

Item 2.  Registrant Information

Copies of the Plan and all documents incorporated by reference in Item 3 of Part II of this registration statement are also incorporated as part of the Section 10(a) prospectus by this reference, and shall be made available to the Plan’s participants upon written or oral request.  Requests for such information should be directed to the Company, at 500 West Jefferson Street, Suite 2350 Louisville, KY 40202, telephone (502) 213-3700.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by US Wireless Online, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

a.

The Company's Form 10-KSB for the period ended December 31, 2003, filed with the Securities and Exchange Commission on April 16, 2004. The Company's Amended Form 10-KSB/A for the period ended December 31, 2003, filed with the Securities and Exchange Commission on April 28, 2004;

b.

All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31,2003; and

c.

The description of the Common Stock contained in the Company's Form SB-2 Registration Statement filed on December 29, 2000.

Prior to the filing, if any, of a post-effective amendment that indicates that all securities covered by this Registration Statement have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities

A description of the securities is included in the Long Term Stock Incentive Plan (the “Plan”) and is attached hereto and incorporated herein by this reference.

Item 5.  Interests of Named Experts and Counsel

Cletha A. Walstrand, Salt Lake City, Utah, is corporate counsel to the Registrant and has rendered an opinion as to the Common Stock offered hereby.

Chisolm, Bierwolf & Nilson, Salt Lake City, Utah, are Independent Certified Public Accountants to the Registrant and have provided written consent to the incorporation by reference, in this Registration Statement, of their report dated February 4, 2004, relating to the financial statements of the Company as of December 31, 2003, and for the year ended December 31, 2003.

Item 6.  Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  The Company's Bylaws provide that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Nevada law. The Company's Bylaws further provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934,  (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such  indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

Item 7.  Exemption from Registration Claimed

No restricted securities are being reoffered or resold pursuant to this registration statement.

Item 8.  Exhibits

The following exhibits are attached to this Registration Statement:

Exhibit No. 4.1 5.1 23.1 23.2

Title of Document

Long-term stock incentive plan

Opinion and consent of Counsel with respect to the

  legality of the issuance of securities being issued

Legal Opinion

Consent of Chisholm, Bierwolf & Nilson, LLC

Location Attached See Ex. 23.1 Attached Attached

Item 9.  Undertakings

The undersigned Registrant hereby undertakes:

(a)

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)    To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, only to the extent required by the general rules and regulations of the Commission.

(2)

That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

That for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, executive officers and controlling persons of the Registrant as outlined above or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, executive officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on this 4th day of October, 2004.

US WIRELESS ONLINE, INC.

Date: October 4, 2004

By: /s/Rick E. Hughes

Rick E. Hughes

President, CEO and CFO

In accordance with the Exchange Act, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Date: October 4, 2004

By:/s/Rick E. Hughes

Rick E. Hughes

Chairman

Date: October 4, 2004

By:/s/Douglas Keeney

Douglas Keeney

Director